Exhibit 99.1

For Immediate Release

First Hawaiian, Inc. Announces Location Change for its 2020 Annual Meeting of Stockholders

Annual Meeting to be held in virtual only format

HONOLULU, Hawaii, April 7, 2020 – First Hawaiian, Inc. (NASDAQ:FHB) (“First Hawaiian” or the “Company”) announced today a change in the location of the 2020 Annual Meeting of Stockholders (the “Annual Meeting”). In light of public health concerns regarding the novel coronavirus COVID-19, the Annual Meeting will be held solely by remote communication, in a virtual only format. There will be no in-person stockholder attendance. The previously announced date and time of the meeting (April 22, 2020 at 8:00 a.m., local time in Honolulu) will not change. Stockholders may attend the Annual Meeting by visiting https://web.lumiagm.com/224987645 and entering the 11-digit voter control number found on their Important Notice Regarding the Availability of Proxy Materials, on their proxy card or on the instructions that accompanied their proxy materials, along with the passcode of fh2020 (case sensitive). Additional details regarding attending and participating in the Annual Meeting can be found at http://proxy.fhb.com.

About First Hawaiian, Inc.

First Hawaiian, Inc. (NASDAQ:FHB) is a bank holding company headquartered in Honolulu, Hawaii. Its principal subsidiary, First Hawaiian Bank, founded in 1858 under the name Bishop & Company, is Hawaii’s oldest and largest financial institution with branch locations throughout Hawaii, Guam and Saipan. The company offers a comprehensive suite of banking services to consumer and commercial customers including deposit products, loans, wealth management, insurance, trust, retirement planning, credit card and merchant processing services. Customers may also access their accounts through ATMs, online and mobile banking channels. For more information about First Hawaiian, Inc., visit the Company’s website, www.fhb.com.

Investor Relations Contact: Kevin Haseyama, CFA (808) 525-6268 khaseyama@fhb.com	Media Contact: Susan Kam (808) 525-6254 skam@fhb.com